                                                                     EXHIBIT 2.5
                                                                     -----------


                           STOCK PURCHASE AGREEMENT

                                     among

                              RHONE MERIEUX S.A.

                                      and

                      INSTITUT DE SELECTION ANIMALE S.A.

                                      and

                       RHONE MERIEUX DIAGNOSTICS S.A.S.

                                      and

                            SYNBIOTICS CORPORATION


_________________

[*] Certain confidential portions of this exhibit have been omitted by means of blacking out the text (the "Mark"). This exhibit has been filed separately with the Secretary of the Commission without the Mark pursuant to the Company's Application Requesting Confidential Treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

                               TABLE OF CONTENTS
                               -----------------

Section                                                                                  Page
-------                                                                                  ----
1     Purchase and Sale of the Shares.................................................     1
      1.1     Purchase of the Shares from the Sellers.................................     1
      1.2     Further Assurances......................................................     2
      1.3     Purchase Price for the Shares...........................................     2
      1.4     Allocation of Purchase Price............................................     3
      1.5     Earn-Out Payment........................................................     3
      1.6     Closing.................................................................     5

2     Representations and Warranties of the Sellers
      Regarding the Shares............................................................     5
      2.1     Shares..................................................................     6
      2.2     Authorization of the Transaction........................................     6
      2.3     Organization............................................................     7
      2.4     Broker's Fees...........................................................     7

3     Representations and Warranties of RM Regarding the
      Company.........................................................................     7
      3.1     Organization............................................................     7
      3.2     Capitalization..........................................................     7
      3.3     Subsidiaries............................................................     7
      3.4     Financial Statements....................................................     8
      3.5     Absence of Undisclosed Liabilities......................................     8
      3.6     Litigation..............................................................     9
      3.7     Personal Property.......................................................     9
      3.8     Intangible Property.....................................................     9
      3.9     Insurance...............................................................    10
      3.10    Leases..................................................................    10
      3.11    Real Estate.............................................................    11
      3.12    Inventory...............................................................    11
      3.13    Accounts Receivable.....................................................    11
      3.14    Tax Matters.............................................................    11
      3.15    Books and Records.......................................................    11
      3.16    Contracts and Commitments...............................................    12
      3.17    Compliance with Agreements and Laws.....................................    13
      3.18    Environmental Compliance; Remediation...................................    13
      3.19    Employee Relations......................................................    14
      3.20    Absence of Certain Changes or Events....................................    14
      3.21    Customers and Suppliers.................................................    16
      3.22    Distributors, Agents and Representatives................................    16
      3.23    Warranty and Product Liability Claims...................................    16

      3.24    No Recalls..............................................................    16
      3.25    Indebtedness to and from Officers and Directors.........................    16
      3.26    Banking Facilities......................................................    16
      3.27    Powers of Attorney; Suretyships.........................................    17
      3.28    Disclosure..............................................................    17

4  Representations and Warranties of the Buyer........................................    17
      4.1     Organization and Authority..............................................    17
      4.2     Capitalization of the Buyer.............................................    17
      4.3     Authorization...........................................................    18
      4.4     Broker's Fees...........................................................    18
      4.5     Financial Statements....................................................    18
      4.6     Absence of Undisclosed Liabilities......................................    19
      4.7     Litigation..............................................................    19
      4.8     Filing of Reports.......................................................    19
      4.9     Disclosure..............................................................    20

5     Access to Information; Public Announcements.....................................    20
      5.1     Access to Management, Properties and Records............................    20
      5.2     Confidentiality.........................................................    20
      5.3     Public Announcements....................................................    21

6     Pre-Closing Covenants of the Sellers and the
              Company.................................................................    21
      6.1     Conduct of Business.....................................................    21
      6.2     Absence of Material Changes.............................................    21
      6.3     Continuing Obligation to Inform.........................................    21
      6.4     Exclusive Dealing.......................................................    21
      6.5     Reports, Taxes..........................................................    22

7     Parties' Efforts to Obtain Satisfaction of Conditions...........................    22

8     Conditions to Obligations of the Buyer..........................................    22
      8.1    Continued Obligations Truth of Warranties of the Sellers
             and the Company;  Compliance with Covenants
             and Obligations..........................................................    22
      8.2    Governmental Approvals...................................................    22
      8.3    Consent of Lenders, Lessors and Other Third Parties......................    23
      8.4    Adverse Proceedings......................................................    23
      8.5    Opinion of Counsel.......................................................    23
      8.6    Financing................................................................    23
      8.7    Accounts Payable/Accounts Receivable.....................................    23
      8.8    AGEN Agreement...........................................................    23
      8.9    Closing Deliveries.......................................................    23

      8.10    U.S. Purchase Agreement.................................................    25

9     Conditions to Obligations of the Sellers........................................    25
      9.1     Continued Truth of  Representations and Warranties of the Buyer;
              Compliance with Covenants and Obligations...............................    25
      9.2     Corporate Proceedings...................................................    25
      9.3     Governmental Approvals..................................................    26
      9.4     Consents of Lenders, Lessors and Other Third
              Parties.................................................................    26
      9.5     Opinion of Counsel......................................................    26
      9.6     Adverse Proceedings.....................................................    26
      9.7     Closing Deliveries......................................................    26

10    Indemnification.................................................................    27
      10.1     By RM..................................................................    27
      10.2     By the Buyer...........................................................    27
      10.3     Claims for Indemnification.............................................    28
      10.4     Defense by the Indemnifying Party......................................    28
      10.5     Limitations on Liability...............................................    29
      10.6     Payment of Indemnification Obligation..................................    29
      10.7     Survival of Representations and Warranties; Claims
               for Indemnification....................................................    30

11    Post-Closing Agreements.........................................................    30
      11.1     Proprietary Information................................................    30
      11.2     No Solicitation or Hiring of Former Employees..........................    31
      11.3     Non-Competition Agreements.............................................    31
      11.4     Product Recalls........................................................    32
      11.5     Change of Name.........................................................    32
      11.6     Access to Information..................................................    32
      11.7     VAT Payable............................................................    32

12    Termination of Agreement; Option to Proceed;  Damages...........................    33

13    Dispute Resolution..............................................................    33
      13.1     General................................................................    33
      13.2     Consent of the Parties................................................     33
      13.3     Arbitration...........................................................     33

14    Brokers.........................................................................    33
      14.1     For the Sellers........................................................    33
      14.2     For the Buyer..........................................................    33

15    Notices.........................................................................    34

16    Successors and Assigns..........................................................    35

17    Entire Agreement; Amendments; Attachments.......................................    36

18    Severability....................................................................    36

19    Investigation...................................................................    36

20    Expenses........................................................................    36

21    Governing Law...................................................................    37

22    Section Headings................................................................    37

23    Counterparts....................................................................    37

                            STOCK PURCHASE AGREEMENT


     This Stock Purchase Agreement (the "Agreement") dated as of the 14th day of May, 1997 by and among Synbiotics Corporation, a California corporation with its principal office at 11011 Via Frontera, San Diego, CA 92127 (the "Buyer"), Rhone Merieux S.A., a French societe anonyme with its registered office at 17, rue Bourgelat, 69002, Lyon, France ("RM"), Institut de Selection Animale S.A., a French societe anonyme with its principal place of business at 119, avenue Marechal de Saxe, 69003, Lyon, France ("ISA") (each of RM and ISA is referred to herein as a "Seller" and collectively as the "Sellers"), and R.M.-Diagnostics S.A.S., a French societe par actions simplifiee, with its registered office at 299, avenue Jean Jaures, 69007 Lyon, France (the "Company").

                             Preliminary Statement
                             ---------------------

     1. The Sellers together own all of the issued share capital of the Company (collectively, the "Shares").

     2. The Company owns and operates the immunological veterinary diagnostics business of RM outside of the United States and Canada (the "Business").

     3. The Buyer will purchase, and the Sellers will sell, the Shares for the consideration set forth below, subject to the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

     1    Purchase and Sale of the Shares
          -------------------------------

          1.1  Purchase of the Shares from the Sellers.  Subject to and upon the
               ----------------------------------------
terms and conditions of this Agreement, at the closing of the transactions contemplated by this Agreement (the "Closing"), each Seller shall sell, transfer, convey, assign and deliver to the Buyer, and the Buyer shall purchase, acquire and accept from each Seller, all the Shares owned by such Seller, free from all liens, charges, encumbrances and equities of any description together with all rights now or hereafter attaching thereto with full title guarantee, as set forth opposite such Seller's name in Section 2.1 of the Disclosure Schedule (as defined in Section 2 below). At the Closing, the Sellers shall deliver to the Buyer the share register of the Company together with executed share transfer forms representative of all of the Shares owned by the Sellers. The Buyer shall be responsible for allocating all or a portion of the Shares to one or more wholly owned subsidiaries of the Buyer. Nothing in this Agreement shall oblige the Buyer to buy any of the Shares or otherwise complete this Agreement unless the sale and purchase of all of the Shares is completed simultaneously.

          1.2  Further Assurances.  At any time and from time to time after the
               ------------------
Closing, at the Buyer's request and without further consideration, each of the Sellers shall promptly execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, and take all such other action as the Buyer may reasonably request, to transfer, convey and assign to the Buyer, and to confirm the Buyer's title to, all of the Shares owned by such Seller, to put the Buyer in actual possession and operating control of the assets, properties and business of the Company, to assist the Buyer in exercising all rights with respect thereto and to carry out the purpose and intent of this Agreement.

          1.3  Purchase Price for the Shares.
               -----------------------------

               (a) The aggregate purchase price (the "Purchase Price") to be paid by the Buyer for the Shares shall be:

                    (i) (A) Seven Million Eight Hundred and Nine Thousand U.S. Dollars ($7,809,000) less (B) the amount by which the current accounts payable by the Company to RM and its Affiliates exceed the current accounts receivable of the Company from RM and its Affiliates on the date of the Closing (the "Current Account Balance"); plus

                    (ii) Eight Hundred Twenty-One Thousand Three Hundred and Forty (821,340) shares of the Common Stock, no par value ("Synbiotics Common Stock"), of the Buyer (the "Buyer Shares"); plus

                    (iii) up to $2.25 million in additional cash consideration (the "Earn-Out Payment") that the Sellers will be entitled to receive, in accordance with the provisions of Section 1.5 below, upon the achievement by the Company and the Buyer of the sales performance targets set forth in such Section 1.5.

               (b) At the Closing, the Buyer shall pay to RM the sum of (i) $7,809,000, representing the aggregate of the cash portion of the Purchase Price payable in accordance with clause (a)(i) above and the Current Account Balance, plus (ii) the net amount of cash and cash equivalents in the Company at Closing. The portion of such $7,809,000 payment representing the Current Account Balance shall be deemed to have been paid by the Buyer on behalf of the Company. The allocation of such payment between the cash portion of the Purchase Price and the Current Account Balance shall be made at the time the Current Account Balance is determined in accordance with clause (d) below.

               (c) After the Closing, RM shall pay to the Company (or the Company shall pay to RM, as the case may be) an amount equal to the net accrued vacation pay of all employees of the Company as of the Closing (the "Post-Closing Payment").

               (d) As promptly as practicable after the Closing, RM shall determine the Current Account Balance and the Post-Closing Payment and shall notify the Buyer of the Current Account Balance and the Post-Closing Payment, including in such notice the method of calculating the Current Account Balance and the Post-Closing Payment. Unless the Buyer disputes the calculation of the Current Account Balance or the Post-Closing Payment in accordance with Section
(e) below, within fifteen (15) calendar days after the Buyer receives from RM the calculation of the Current Account Balance and the Post-Closing Payment, RM shall pay to the Company (or the Company shall pay to RM, as the case may be) the Post-Closing Payment.

               (e) If the Buyer shall dispute the Post-Closing Payment, any non-disputed portion thereof shall be paid by RM or the Company, as the case may be, in accordance with Section (d) above. The remaining portion, if any, shall be paid promptly after the amount payable has been agreed by the Buyer and RM. In the event that the Buyer disputes the calculation of the Post-Closing Payment, it shall notify RM in writing within thirty (30) calendar days after delivery of the Post-Closing Payment calculation. In the event of such a dispute, the Chief Executive Officers of each of Buyer and RM shall first use reasonable commercial efforts to resolve such dispute between themselves. If they are unable to resolve the dispute within fifteen (15) calendar days after delivery of the aforementioned notice, the dispute shall be submitted to binding arbitration in accordance with the procedures set forth in Section 13 of this Agreement.

               (f) All payments under this Section 1.3 shall be made by wire transfer of immediately available funds to an account designated by RM or the Company, as the case may be.

               (g) Except as otherwise specifically provided herein, for purposes of this Agreement the Buyer Shares shall be valued at $3.50 per share. The Buyer Shares shall be unregistered securities and shall be subject to certain restrictions on resale and special rights of RM and of the Buyer set forth in a Stock Restriction and Rights Agreement between the Buyer and RM, substantially in the form initialed by the Buyer and RM (the "Stock Restriction and Rights Agreement"), to be executed and delivered by RM and the Buyer at the Closing.

          1.4  Allocation of Purchase Price.  The aggregate amount of the
               ----------------------------
Purchase Price shall be allocated between the Sellers as set forth on Schedule
                                                                      --------
1.4 attached hereto.
---

          1.5  Earn-Out Payment.
               ----------------

               (a) Not later than forty-five (45) days after the third anniversary of the Closing Date, the Buyer shall determine the amount, if any, of additional consideration to be paid to RM, on behalf of the Sellers, for the Shares (the "Earn-Out Payment"), which amount shall not in any event exceed US$2.25 million. The Earn-Out Payment shall be paid at the time set forth in paragraph (d) below. The amount of the Earn-Out Payment shall be determined in accordance with this Section 1.5 and shall be based upon the Consolidated Cumulative Sales Revenues (as defined below) of the Buyer and the Company during the period commencing with the first day of the first full accounting month after the Closing Date and ending on the last day of the thirty-sixth full accounting month following the Closing Date (the "Earn-Out Period"). "Consolidated Cumulative Sales Revenues" shall mean the cumulative product sales revenues (including royalties), net of returns, of the Buyer, the Company and their respective Affiliates (as defined below) of immunodiagnostic products during the Earn-Out Period, after eliminating all intra-group sales revenues. Such amounts shall be determined from the consolidated financial records of the Buyer, determined consistently with the practices existing at the Closing of the Buyer and the Company. For purposes of this Agreement: "Affiliate" means a legal entity or person that controls, is controlled by or is under common control with any other legal entity or person; and "control", in the case of a legal entity, means the ownership (whether direct or indirect, and whether individually or collectively with other Affiliated persons) of, or the right to direct the voting of, equity securities (or other interests entitled to vote) carrying the right to fifty percent (50%) or more of the voting rights in an entity. The Company shall be deemed an Affiliate of RM prior to the Closing and an Affiliate of the Buyer after the Closing.

               (b) The amount of the Earn-Out Payment shall be determined as follows:

     Consolidated Cumulative Sales                  Amount of
     Revenues During Earn-Out Period             Earn-Out Payment
     -------------------------------             ----------------
     equal to or greater than $[*]                 $2,250,000

     less than $[*] but equal                      $1,687,500
     to or greater than $[*]

     less than $[*] but equal                      $1,125,000
     to or greater than $[*]

     less than $[*] but equal                      $  562,500
     to or greater than $[*]

     less than $[*]                                $0

               (c) As promptly as possible following the last day of the Earn-Out Period (but in any event within forty-five (45) days after the end of the Earn-Out Period), the Buyer shall send to RM a reasonably detailed calculation of the Earn-Out Payment, including supporting figures from Buyer's published financial statements (and, for periods subsequent to the date of the Buyer's latest published financial statements, from the Buyer's non-published financial statements, which shall be disclosed to RM on a confidential basis). The Buyer shall grant reasonable access to RM and its representatives to such internal accounts of the Buyer and the Company as RM shall deem necessary in order to verify the calculation of the Earn-Out Payment. In the event that RM disputes the calculation of the Earn-Out Payment, it shall notify the Buyer in writing (the "Dispute Notice") of the amount, nature and basis of such dispute, within thirty (30) calendar days after delivery of the Earn-Out Payment calculation. In the event of such a dispute, the Chief Executive Officers of each of Buyer and RM shall first use reasonable commercial efforts to resolve such dispute between themselves. If they are unable to resolve the dispute within thirty (30) calendar days after delivery of the Dispute Notice, the dispute shall be submitted to binding arbitration in accordance with the procedures set forth in
Section 13 of this Agreement.

               (d) Within five (5) days after the earliest of (i) the expiration of the 30-day period for giving the Dispute Notice, if no Dispute Notice is given, (ii) the delivery by RM to the Buyer of written notice that it agrees with the Earn-Out Payment calculation or (iii) immediately upon the resolution of disputes, if any, pursuant to paragraph (c) above, the Buyer shall pay to RM the full amount of the Earn-Out Payment. If a Dispute Notice is given, the Buyer shall pay to RM, within five (5) days of receipt of such Dispute Notice, the full amount of the undisputed portion of the Earn-Out Payment. The disputed portion of the Earn-Out Payment shall be paid to RM within five (5) days after the amount, if any, due to RM has been resolved in accordance with paragraph (c) above, together with simple interest at a rate of 7% per annum, commencing from the date of delivery of the Dispute Notice, on the amount of such additional payment. All such payments shall be made by wire transfer of immediately available funds to an account designated by RM.

          1.6  Closing.  The Closing shall take place at the offices of Brobeck,
               -------
Phleger & Harrison LLP in San Diego, California, at 10:00 am, local time on June 2, 1997 or at such other place, time or date as may be mutually agreed upon in writing by the parties.

     2    Representations and Warranties of the Sellers Regarding the Shares
          ------------------------------------------------------------------

          Each of the Sellers, jointly and severally, represents and warrants to the Buyer that the statements made by such Seller in this Section 2 are true and correct. Attached to this Agreement is a schedule of exceptions to the representations and warranties of the Sellers set forth in Sections 2 and 3 of this Agreement (the "Disclosure Schedule"). The Disclosure Schedule is arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section 2 and in Section 3, and the disclosures in any paragraph of the

Disclosure Schedule shall qualify only the corresponding paragraph in this
Section 2 or in Section 3, as the case may be. Any information disclosed in the Disclosure Schedule may be incorporated from any paragraph or section of the Disclosure Schedule into any other paragraph or section of the Disclosure Schedule by a specific cross-reference; provided that any such cross-reference
                                        --------
shall only be adequate if the information that is cross-referenced responds with specificity to the representation or warranty with respect to which disclosure is being made.

          2.1  Shares.  Such Seller owns or has the power to transfer the
               ------
beneficial and legal interest in the number of Shares set forth opposite such Seller's name in Section 2.1 of the Disclosure Schedule, free and clear of any
                 -----------
restrictions on transfer (other than any restrictions contained in the statuts of the Company, all of which have been or will be waived prior to Closing), liens, charges, encumbrances, options or adverse claims or rights with full title guarantee. Such Seller is not a party to any option, warrant, contract or other arrangement or commitment providing for the disposition or acquisition of any capital stock of the Company. All of the Shares were issued in compliance with all applicable laws and regulations.

          2.2  Authorization of the Transaction.  Such Seller has the full
               --------------------------------
right, power and authority to enter into this Agreement and to perform its obligations under this Agreement. The execution and delivery by such Seller of this Agreement and the consummation by such Seller of all transactions contemplated by this Agreement have been duly authorized by all requisite corporate action on the part of such Seller. This Agreement has been duly executed by such Seller and constitutes a valid and legally binding obligation of such Seller, enforceable against such Seller in accordance with its terms. The execution, delivery and performance by such Seller of this Agreement and the agreements provided for herein to which such Seller is a party, and the consummation by such Seller of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both:
(a) violate the provisions of any French or European Union law, rule or regulation applicable to such Seller or to the Company; (b) violate the provisions of the statuts of such Seller or the Company; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator to which such Seller or the Company is a party or by which it is bound; (d) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, any agreement to which the Company is a party or by which the Company or any of its properties is or may be bound; or (e) cause the creation of any lien, charge or encumbrance upon the properties or assets of the Company pursuant to any indenture, mortgage, deed of trust or other instrument or agreement to which the Company or such Seller is a party or by which the Company or any of its properties is or may be bound. Section 2.2 of the Disclosure Schedule sets
                                -----------
forth a true, correct and complete list of all consents and approvals of third parties that are required in connection with the consummation by the Sellers or the Company of the transactions contemplated by this Agreement.

          2.3  Organization.  Such Seller is a societe anonyme duly organized
               ------------
and validly existing under the laws of the Republic of France.

          2.4  Broker's Fees.  No broker or finder has acted for the Company or
               -------------
such Seller in connection with the transactions contemplated by this Agreement.

     3    Representations and Warranties of RM Regarding the Company.  RM
          ----------------------------------------------------------
represents and warrants to the Buyer that the statements made in this Section 3 are true and correct. Except as otherwise indicated, all of the representations and warranties contained in Section 3 below assume that the entire assets of the Business were owned, and the Business conducted, by the Company during all periods covered by the relevant representations and warranties, whether or not the contribution of the assets of the Business by RM to the Company had been completed as of the date or dates as of which such representation or warranty is made. For purposes of this Agreement, any statement that is made "to the knowledge" or "to the best knowledge" of RM or the Buyer, as the case may be, shall be deemed to include facts and circumstances known, or that should have been known upon reasonable investigation, to any officer, director or manager of RM, the Company or the Buyer, as the case may be, either on the date of this Agreement or immediately prior to the Closing.

          3.1  Organization.  The Company is a societe par actions simplifiee
               ------------
duly organized and validly existing under the laws of the Republic of France, and has all requisite power and authority (corporate and other) to own or hold under lease its properties, to carry on its business as now being conducted and to consummate the transactions contemplated thereby. To the best of RM's knowledge, neither the conduct of the Company's business, nor its ownership or leasing of property, nor the activities of its employees requires it to be qualified to do business or register a branch office in any jurisdiction other than France. A copy of the statuts of the Company has been previously delivered to the Buyer, is complete and correct, and no amendments have been made thereto or have been authorized since the date of such copy. The Company is not in violation of any provision of its statuts.

          3.2  Capitalization.  The Company's capital stock is as set forth in
               --------------
Section 2.1 of the Disclosure Schedule.  All of the shares of the Company's
-----------
capital stock have been, and on the Closing Date will be, validly issued and fully paid, and no other shares or other securities have been authorized for issuance for any purpose. There are no outstanding or authorized options, warrants, rights, contracts, rights to subscribe, conversion rights or other agreements or commitments to which the Company is a party or by which the Company is bound providing for the issuance, disposition or acquisition of any of the Company's capital stock (other than restrictions contained in the statutes of the Company).

          3.3  Subsidiaries.  The Company owns no equity interest in any other
               ------------
legal entity.

          3.4  Financial Statements.
               --------------------

               (a) RM has previously delivered to the Buyer the unaudited pro forma balance sheet of the consolidated worldwide veterinary diagnostics business of RM and its subsidiaries (collectively, the "RM Diagnostics Business") as of December 31, 1996 (the "Pro Forma Balance Sheet") and the related pro forma statements of income for the two fiscal years then ended, including in each case the notes thereto (collectively, the "Pro Forma Financial Statements"). Within 30 days after May 31, 1997, RM will deliver to the Buyer the unaudited balance sheet of the Company as of the date of formation of the Company (the "Formation Balance Sheet"). Within 30 days after the Closing, RM will deliver to the Buyer the unaudited balance sheet of the Company as of the Closing (the "Closing Balance Sheet") and the related statement of income for the period from the date of the Formation Balance Sheet to the date of the Closing Balance Sheet (collectively, the "Closing Financial Statements"). The Pro Forma Financial Statements, the Formation Balance Sheet and the Closing Financial Statements (collectively, the "Financial Statements") have been (or will be) prepared (in the case of the Pro Forma Financial Statements, on a pro forma basis) in accordance with U.S. generally accepted accounting principles applied consistently with RM's past practices and have been (or will be) certified by the Company's chief financial officer. December 31, 1996 is hereinafter referred to as the "Balance Sheet Date."

               (b) The Financial Statements fairly present, in all material respects, as of their respective dates (and, in the case of the Pro Forma Financial Statements, on a pro forma basis), the financial condition, retained earnings (to the extent applicable), assets and liabilities of the Company (or the RM Diagnostics Business, as the case may be) and the related results of operations for the periods indicated. The amounts shown as accrued for current and deferred income and other taxes in the Closing Financial Statements, when delivered, will be sufficient for the payment of all accrued and unpaid taxes, interest, penalties, assessments or deficiencies applicable to the Company, whether disputed or not, for the applicable period then ended and periods prior thereto.

          3.5  Absence of Undisclosed Liabilities.  Except as and to the extent
               ----------------------------------
reflected and reserved against in the Pro Forma Balance Sheet, as of the Balance Sheet Date the Company had no liability or obligation, secured or unsecured, whether known or unknown, accrued, absolute, contingent, unasserted or otherwise, which was material as of the Balance Sheet Date to the condition (financial or otherwise) of the assets, properties, business or prospects of the Company and, since the Balance Sheet Date, the Company has not assumed or otherwise incurred any such material liability other than the liabilities set forth in Section 3.5 of the Disclosure Schedule; provided that costs associated
         -----------                             --------
with the Company's anticipated relocation to new facilities have not been reflected or reserved against in the Financial Statements. For purposes of this
Section 3.5, "material" means liabilities exceeding 500,000 FF in the aggregate.

          3.6  Litigation.  Except as set forth in Section 3.6 of the Disclosure
               ----------                          -----------
Schedule, the Company is not (a) subject to any unsatisfied judgment, order, decree, stipulation or injunction, (b) a party (either as a plaintiff or defendant) to any pending complaint, action, suit, proceeding, hearing or investigation or (c), to the best of RM's knowledge, threatened to be made a party to any complaint, action, suit, proceeding, hearing or investigation, and, to the best of RM's knowledge, there is no basis for any such complaint, action, suit, proceeding, hearing or investigation.

          3.7  Personal Property.  The list of the Company's fixed assets
               -----------------
delivered to the Buyer simultaneously with the Disclosure Schedule sets forth a true, correct and complete list of all items of tangible personal property owned by the Company as of March 31, 1997 (collectively, the "Personal Property"). Except as disclosed in Section 3.7 of the Disclosure Schedule, the Company owns
                       -----------
and as of the Closing will own and has and will have good and marketable title to each item of Personal Property free and clear of all liens, leases, encumbrances or claims, other than items, not material in aggregate amount, disposed of by the Company in the ordinary course of business since March 31, 1997.

          3.8  Intangible Property.  Section 3.8 of the Disclosure Schedule sets
               -------------------   -----------
forth, (i) a true, correct and complete list or description of all patents, trade names, trademarks, trade name and trademark registrations, copyrights and copyright registrations, and applications for any of the foregoing (together with all trade secrets, know-how and other items of intangible personal property (which do not need to be described in Section 3.8 of the Disclosure Schedule),
                                      -----------
"Intangible Property") owned or used by the Company in its business, specifying which items of Intellectual Property are owned by the Company and which items are owned by a third party (including by RM or an Affiliate of RM); and (ii) a true, correct and complete list of all licenses or similar agreements or arrangements to which the Company is a party, either as licensee or licensor, with respect to the Intangible Property. Except as otherwise disclosed in
Section 3.8 of the Disclosure Schedule:
-----------

               (a) the Company owns all right, title and interest in and to the patents, patent applications, trade names, trademarks, and trademark registrations included in the Intangible Property, free and clear of all licenses or other rights of third parties (including RM and its Affiliates) and any liens, security interests, charges, encumbrances and equities and, to the best of its knowledge, owns of all other Intangible Property;

               (b) the Company has the right to use, and to continue to use immediately after the Closing, the Intangible Property in connection with the conduct of its business in the manner presently conducted, and to the best of RM's knowledge, except to the extent described in Section 3.8 of the Disclosure
                                                  -----------
Schedule, such use or continuing use immediately after the Closing does not conflict with, infringe upon or violate any rights of any other person or entity;

               (c) there are no outstanding, nor to the best knowledge of RM, any threatened, disputes or other disagreements with respect to any licenses or similar agreements or arrangements described in Section 3.8 of the Disclosure
                                                -----------
Schedule or with respect to infringement by a third party of any of the Intangible Property or alleged invalidity or joint ownership or joint right to use immediately after the Closing any of the Intangible Property; and

               (d) the Company has taken all steps reasonably necessary to protect its right, title and interest in and to (and, where appropriate, the secrecy and confidentiality of) the Intangible Property owned by it and the continued use immediately after the Closing of the Intangible Property owned by third parties.

          3.9  Insurance.  Section 3.9 of the Disclosure Schedule sets forth a
               ---------   -----------
complete list of all fire, casualty, general liability, workers compensation, business interruption, environmental impairment, product liability, automobile and other insurance policies covering the operations of the Business (whether maintained by the Company or RM or an Affiliate of RM), specifying the type of coverage, the amount of coverage, the insurer and the expiration date of each such policy (collectively, the "Insurance Policies") and all claims made under such Insurance Policies since January 1, 1994. Following the Closing, all then outstanding claims under the Insurance Policies, and all subsequent claims under the Insurance Policies with respect to all periods prior to the Closing, will continue to be covered fully by the Insurance Policies, subject to the monetary and time limitations described in Section 3.9 of the Disclosure Schedule. All
                                   -----------
premiums due on the Insurance Policies or renewals thereof have been paid, and there is no default under the Insurance Policies. The Company has not received any notice or other communication from any issuer of the Insurance Policies since January 1, 1994 canceling or materially amending any of the Insurance Policies, materially increasing any deductibles or retained amounts thereunder, or materially increasing the annual or other premiums payable thereunder and, to the best knowledge of RM, no such cancellation, amendment or increase of deductibles, retainages or premiums is threatened. RM has not received written notice from any issuer of the Insurance Policies or any governmental authority which requires or recommends any changes in the conduct of the business of, or any repairs or other work to be done on or with respect to any of the properties or assets of, the Company.

          3.10 Leases.  The Company maintains its operations in leased premises
               ------
located at 299, avenue Jean Jaures, 69007 Lyon, France. Except for the lease of such premises (the "Lease"), the Company does not lease any real property. A true, correct and complete copy of the Lease and all amendments, modifications and supplemental agreements thereto, have previously been delivered by RM or the Company to the Buyer. The Lease is in full force and effect, and is binding and enforceable against each of the parties thereto in accordance with its terms.
No party to the Lease has sent written notice to the other claiming that such party is in default thereunder and that such default remains uncured. There has not occurred any event which would constitute a breach of or default in the performance of any covenant, agreement or condition contained in the Lease, nor has there occurred any event which with the passage of time or the giving of notice or both would constitute such a breach or material default. The current Lease term will expire on December 31, 1997, unless extended by the landlord.

          3.11 Real Estate.  The Company does not now own, and has never owned,
               -----------
any real property.

          3.12 Inventory.  RM has provided to the Buyer a true, correct and
               ---------
complete list of the inventory of the Company as of the Balance Sheet Date. All inventories of finished goods reflected in such list have expiration dates of not less than eight months. The inventory of the Company, including raw materials, finished goods and work in progress, consists of elements of standard quality. The amount of the inventory is normal for activities of the type conducted by the Company. The inventory and work in progress do not have any evident defect. All outstanding purchase orders were made in the ordinary course of business consistent with past practices and, assuming continued operation of the Company consistent with past practices, will not have the effect of increasing inventory beyond normal and customary levels. The inventory is valued, and carried on the books of the Company, at the lower of cost or market.

          3.13 Accounts Receivable.  As of the Closing Date, the Company will
               -------------------
have no accounts or notes receivable ("Accounts Receivable") or accounts or notes payable ("Accounts Payable"), other than Accounts Receivable and Accounts Payable to RM and/or its Affiliates.

          3.14 Tax Matters.  The Company or RM has filed on a timely basis all
               -----------
tax returns required to be filed, and paid (or will have paid, prior to Closing, in the case of taxes that become due and payable prior to the Closing) all taxes, interest, penalties, assessments and deficiencies which have become due or which have been claimed to be due, with respect to the Business, including without limitation income, payroll, social security, real estate, capital gains, registration, VAT and customs duties. All taxes that RM or the Company is or was required to collect or provide for with respect to the Business (including without limitation VAT and social security charges on employee wages) have been duly collected or provided for and, to the extent required, paid to the proper governmental authority. Neither the Company nor RM has received notice that it is currently the subject of any tax, customs or social security investigation or proceeding with respect to the Business nor, to the knowledge of RM, is any such investigation or proceeding threatened. The Company is not bound by any tax indemnity, tax sharing or tax allocation agreement.

          3.15 Books and Records.  The general ledgers and books of account of
               -----------------
the Company are in all material respects complete and correct and have been maintained in accordance with good business practice and in accordance with all applicable procedures required by laws and regulations.

          3.16 Contracts and Commitments.
               -------------------------

               (a)  Section 3.16 of the Disclosure Schedule contains a true,
                    ------------
complete and correct list and description, as of the Closing Date, of the following contracts and agreements, whether written or oral (collectively, together with the contracts listed in Section 3.8 to the Disclosure Schedule,
                                      -----------
the "Contracts"):

                    (i) all loan agreements, indentures, mortgages, guaranties, pledges, conditional sale or security agreements to which the Company is a party or by which the Company or any of its property is bound;

                    (ii) all consulting or similar agreements to which the Company is a party;

                    (iii) all contracts, agreements or other understandings or arrangements between the Company and RM or any of its Affiliates directly affecting the business of the Company after the Closing; and

                    (iv) all other material contracts, agreements, commitments or other understandings or arrangements to which the Company is a party or by which the Company is bound and which is not listed or described with particularity in another section of the Disclosure Schedule (for purposes of this Section 3.16, "material" means an agreement under which the Company has an obligation to pay, or a right to receive payment of, amounts exceeding 500,000 FF in the aggregate).

               (b)  Except as set forth in Section 3.16 of the Disclosure
                                           ------------
Schedule:

                    (i) each Contract is a valid and binding agreement of the Company, enforceable in accordance with its terms;

                    (ii) the Company is not in material breach of or material default under any Contract, and, to the best knowledge of RM, no event has occurred which with the passage of time or giving of notice or both would constitute such a default, result in a loss of material rights or result in the creation of any lien, charge or encumbrance thereunder or pursuant thereto;

                    (iii) the transactions contemplated by this Agreement shall not automatically terminate or modify any Contract or give the other party thereto the right to terminate or modify any Contract in any material respect; and

                    (iv) the Company is not restricted by any Contract from carrying on its business anywhere in the world.

               (c) True, correct and complete copies of all Contracts have previously been delivered or made available by the Company or RM to the Buyer.

          3.17 Compliance with Agreements and Laws.  The Company has all
               -----------------------------------
requisite governmental licenses, permits and certificates, including environmental, health and safety permits, necessary to conduct its business and own and operate assets (collectively, the "Permits"). Section 3.17 of the
                                                      ------------
Disclosure Schedule attached hereto sets forth a true, correct and complete list of all such Permits, copies of which have previously been delivered by the Company or RM to the Buyer. To the best of RM's knowledge, since January 1, 1994, the Company has not been in violation of any French or European Union law, regulation or ordinance (including, without limitation, laws, regulations or ordinances relating to building, zoning, environmental, disposal of hazardous substances, land use or similar matters) relating to its properties. To the best of RM's knowledge, since January 1, 1994, the business of the Company has not violated, and on the date hereof does not violate, in any material respect, any applicable laws, regulations or orders (including, but not limited to, any of the foregoing relating to employment discrimination, occupational safety, environmental protection, hazardous waste, conservation or corrupt practices), the enforcement of which would have a material adverse effect on the results of operations, condition (financial or otherwise), assets, properties business or prospects of the Company. The Company has had no notice or communication from any governmental or regulatory authority of any such violation or noncompliance.

          3.18 Environmental Compliance; Remediation.  The Company is in
               -------------------------------------
compliance in all material respects with all applicable Environmental Laws and is not subject to remediation obligations (including without limitation, response costs, clean up costs, investigative costs or natural resources damages) or for personal injury or property damage of third parties, resulting from the release, discharge, placement, disposal or migration of Hazardous Substances into the environment from the operations of the Company. For the purposes of this Agreement, "Environmental Law" means any French or European decree, order or arbitration award, any law, statute or regulation or any license, authorization or permit from, any government authority relating to occupational health and safety or the environment (including, without limitation, French Law No. 75-633 of July 15, 1975, as amended, and any European laws, statutes, rules and regulations relating to environmental matters and contamination of any type, including: (i) treatment, storage, disposal, generation and transportation of Hazardous Substances; (ii) air or water pollution; (iii) ground water contamination; (iv) the release or threatened release into the environment of Hazardous Substances, including, without limitation, emissions, discharges, injections, spills, escapes, or dumping of pollutants, contaminants or chemicals; (v) underground or other storage tanks or vessels, abandoned or discarded barrels, containers and other closed receptacles; (vi) health and safety of employees; or (vii) otherwise relating to the manufacture, processing, use, distribution, treatment, storage, disposal, transportation, or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or solid or hazardous waste); and "Hazardous Substances" means (a) petroleum or petroleum products; (b) hazardous substances, hazardous wastes, hazardous materials or toxic substances as defined under Environmental Law; (c) asbestos; or (d) any other chemical, material or substance, the presence or release of which in or into the environment is regulated by any governmental authority to which the Company is subject.

          3.19 Employee Relations.
               ------------------

               (a) In all countries where the Company has employees, the Company is in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and there are no arrears in the payment of wages or social security taxes. The Company has no continuing obligation for health, life, medical insurance or other similar fringe benefits to any former employee of the Company. The Company has no accrued or unfunded liabilities with respect to employees who have been terminated or given notice of termination prior to the Closing Date. The Company has provided to the Buyer a true, correct and complete list of the payroll of the Company as at the Closing Date, including the job designation and salary or wage rates of, and bonuses payable to, each of its employees. There is no strike, walkout or other labor disruption under way or, to the knowledge of RM, threatened against the Company.

               (b)  Section 3.19 of the Disclosure Schedule lists each
                    ------------
collective bargaining agreement, employment agreement, executive compensation plan, bonus plan, deferred compensation agreement, termination benefits program, retirement plan and other plan, agreement, arrangement or commitment with respect to employee benefits to which the Company is a party or by which the Company or any of its property is bound, other than plans or arrangements mandated by French law. The Company has heretofore delivered to Buyer complete copies of all such plans and all such contracts to which the Company is a party, as currently in effect. Except as set forth in Section 3.19 of the Disclosure
                                               ------------
Schedule, all employee benefit plans currently maintained by the Company in respect of employees, whether or not mandated by law, including, without limitation, reserves for retirement liabilities in France, are fully funded and shall be fully funded at Closing or sufficient cash will be transferred by RM to the Company (or to the third party that maintains such plan(s) on behalf of the Company) at Closing so as to fully fund all such obligations through the Closing Date.

          3.20 Absence of Certain Changes or Events.  Except as set forth in
               ------------------------------------
Section 3.20 of the Disclosure Schedule, since the Balance Sheet Date, the
------------
Company has not
experienced any materially adverse event or entered into any transaction which is not in the usual and ordinary course of business nor, without limiting the generality of the foregoing:

               (a) incurred any material obligation or liability for borrowed money;

               (b) mortgaged, pledged or subjected to lien, charge or other encumbrance any of its properties or assets;

               (c) sold or purchased, assigned, transferred or licensed-out any of its tangible assets in excess of 500,000 FF in the aggregate or any of its Intangible Property or cancelled any debts or claims, except for inventory sold and raw materials purchased in the ordinary course of business;

               (d) made any material amendment to or termination of any Contract or done any act or omitted to do any act which would cause the breach of any Contract;

               (e) suffered any losses of personal or real property, whether insured or uninsured, and whether or not in the control of the Company, in excess of 500,000 FF in the aggregate, or waived any rights of any value;

               (f) authorized any declaration or payment of dividends by the Company or paid any such dividends;

               (g) authorized or issued recall notices for any of its products or initiated any safety investigations;

               (h) made any material change in the terms, status or funding condition of any plan for the benefit of its employees;

               (i) engaged any new employee for a salary in excess of 250,000 FF per annum;

               (j) made, or committed to make, any changes in the compensation payable to any officer, director, employee or agent of the Company, or any bonus payment or similar arrangements made to or with any of such officers, directors, employees or agents;

               (k) made any material alteration in the manner of keeping the books, accounts or records of the Company, or in the accounting practices therein reflected; or

               (l) suffered any material adverse change in the results of its operations, condition (financial or otherwise), assets, liabilities (whether absolute, accrued, contingent or otherwise), business or prospects.

          3.21 Customers and Suppliers.  RM has provided to the Buyer a list of
               -----------------------
customers that have purchased products of the Company directly from the Company or RM or its Affiliates since January 1, 1995. Such list is based upon the Company's computer records and is, to the best of the Company's knowledge, accurate and complete in all material respects. Section 3.21 of the Disclosure
                                                 ------------
Schedule lists (a) the names of, and the volume of, products or services purchased from, each of ten (10) largest suppliers of products and services during the year ended December 31, 1996, and (b) the names of, and the volume of sales to, the Company's fifteen (15) largest customers during such period (including RM and its Affiliates in each such list as a single customer or supplier). The Company has not received written notice of termination of its relations with the Company or of the interruption of such 10 largest suppliers or 15 largest customers and, except as described in Section 3.21 of the
                                                    ------------
Disclosure Schedule, there are no disputes between the Company and any of such customers or suppliers pending or, to the knowledge of RM, threatened.

          3.22 Distributors, Agents and Representatives.  Section 3.22 of the
               ----------------------------------------   ------------
Disclosure Schedule contains a true and complete list of all distributors, representatives and agents of the Company and a brief description of the terms of their relationship with the Company. There are no material disputes between the Company and any of such persons pending or, to the knowledge of RM, threatened.

          3.23 Warranty and Product Liability Claims.  There have been no
               -------------------------------------
warranty or product liability claims made against the Company from January 1, 1994 through the date hereof. If any such claims arise after the date hereof with respect to any period prior to the Closing, all information relative to such claims shall be made available to the Buyer.

          3.24 No Recalls.  No product of the Business manufactured, sold and/or
               ----------
distributed by the Company on or prior to the Closing Date has been the subject of any recall.

          3.25 Indebtedness to and from Officers and Directors.  The Company is
               -----------------------------------------------
not indebted, directly or indirectly, to any person who is an officer or director of the Company or RM or any of their Affiliates in any amount whatsoever other than for salaries for services rendered or reimbursable business expenses, all of which have been reflected on the Financial Statements, and no such person is indebted to the Company except for advances made to employees of the Company in the ordinary course of business to meet reimbursable business expenses anticipated to be incurred by such obligor.

          3.26 Banking Facilities.  Section 3.26 of the Disclosure Schedule sets
               ------------------   ------------
forth a true, correct and complete list of each financial institution in which the Company has an account or safety deposit box and the numbers of the accounts or safety deposit boxes maintained by the Company at such financial institution and the names of all persons authorized to draw on each such account or to have access to any such safety deposit box facility.

          3.27 Powers of Attorney; Suretyships. Except as set forth in Section
               -------------------------------                         -------
3.27 of the Disclosure Schedule, the Company has no general or special powers of
----
attorney outstanding (whether as grantor or grantee thereof) nor any obligation or liability (whether actual, accrued, accruing, contingent or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any person or legal entity.

          3.28 Disclosure.  The information concerning the Company set forth in
               ----------
this Agreement, the Disclosure Schedule and any document, statement or certificate furnished to the Buyer by or on behalf of RM or the Company or any of their respective Affiliates pursuant to this Agreement, does not contain any untrue statement of a material fact nor does it omit to state any material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not false or misleading.

     4    Representations and Warranties of the Buyer
          -------------------------------------------

          The Buyer represents and warrants to each Seller as follows:

          4.1  Organization and Authority.  The Buyer is a corporation duly
               --------------------------
organized, validly existing and in good standing under the laws of the State of California, U.S.A., and has all requisite power and authority (corporate and other) to own its properties and to carry on its business as now being conducted. The Buyer has full power and authority to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby. Certified copies of the Articles of Incorporation and the Bylaws of the Buyer, as amended to date, have been previously delivered to RM, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof.

          4.2  Capitalization of the Buyer.  On the date hereof, the Buyer's
               ---------------------------
authorized capital stock consists of 24,800,000 shares of Synbiotics Common Stock, of which 7,392,698 shares are issued and outstanding. All of the outstanding shares of Synbiotics Common Stock have been and on the Closing Date will be duly and validly issued, fully paid and non-assessable. The Buyer Shares to be issued to RM as of the Closing have been duly authorized for issuance and, when issued in accordance with the terms of this Agreement, will
be duly and validly issued, fully paid and non-assessable.   Except as set forth
on Schedule 4.2 attached hereto, there are no outstanding or authorized options,
   ------------
warrants, rights, contracts, rights to subscribe, conversion rights or other agreements or commitments to which the Buyer is a party or by which the Buyer is bound providing for the issuance, disposition or acquisition of any of the Buyer's capital stock.

          4.3  Authorization. The execution and delivery by the Buyer of this
               -------------
Agreement and the agreements provided for herein, and the consummation by the Buyer of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action. This Agreement and all such other agreements and written obligations entered into and undertaken in connection with the transactions contemplated hereby constitute the valid and legally binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms. The execution, delivery and performance of this Agreement and the agreements provided for herein, and the consummation by the Buyer of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any United States Federal or California law, rule or regulation applicable to the Buyer; (b) violate the provisions of the Buyer's Articles of Incorporation or Bylaws; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator applicable to the Buyer or by which it or any of its properties or assets is bound; (d) conflict with or result in the breach or termination of any term or provision or any of its properties or assets of, or constitute a default under, or cause any acceleration under, any agreement to which the Buyer is a party or any of its properties is or may be bound; or (e) cause the creation of any lien, charge or encumbrance upon the properties or assets of the Buyer pursuant to any indenture, mortgage, deed of trust or other instrument or agreement to which the Buyer is a party or by which the Buyer or any of its properties is or may be bound. Schedule 4.3 attached
                                                       ------------
hereto sets forth a true, correct and complete list of all consents and approvals of third parties that are required in connection with the consummation by the Buyer of the transactions contemplated by this Agreement.

          4.4  Broker's Fees.  No broker or finder has acted for the Buyer in
               -------------
connection with the transactions contemplated by this Agreement other than Van Kasper & Co.

          4.5  Financial Statements.
               --------------------

               (a) The Buyer has previously delivered to RM the balance sheet of the Buyer as of December 31, 1996 (the "Buyer Balance Sheet") and the related statements of income, shareholders' equity, retained earnings and changes in financial condition of the Buyer for the three fiscal years then ended including in each case the notes thereto, all of which have been audited by Price Waterhouse, and the unaudited balance sheet of the Buyer at March 31, 1997 and the related statements of income, shareholders' equity, retained earnings and changes in financial condition of the Buyer for the three-month period then ended (collectively the "Buyer Financial Statements"). The Buyer Financial Statements have been prepared in accordance with U.S. generally accepted accounting principles applied consistently with past practices and have been certified by the Buyer's chief financial officer. The date of the Buyer Balance Sheet is hereinafter referred to as the "Buyer Balance Sheet Date."

               (b) The Buyer Financial Statements fairly present, as of their respective dates, the financial condition, retained earnings, assets and liabilities of the Buyer and the results of operations of the Buyer's business for the periods indicated. With respect to contracts and commitments for the sale of goods or the provision of services by the Buyer, the Buyer Financial Statements contain and reflect adequate reserves, which are consistent with previous reserves taken, for all reasonably anticipated material losses and costs and expenses. The amounts shown as accrued for current and deferred income and other taxes in the Buyer Financial Statements are sufficient for the payment of all accrued and unpaid taxes, interest, penalties, assessments or deficiencies applicable to the Buyer, whether disputed or not, for the applicable period then ended and periods prior thereto.

          4.6  Absence of Undisclosed Liabilities.  Except as and to the extent
               ----------------------------------
reflected and reserved against in the Buyer Balance Sheet, as of the Buyer Balance Sheet Date the Buyer had no liability or obligation, secured or unsecured, whether accrued, absolute, contingent, unasserted or otherwise, which was material as of the Buyer Balance Sheet Date to the condition (financial or otherwise) of the assets, properties, business or prospects of the Buyer and, since the Buyer Balance Sheet Date, the Buyer has not assumed or otherwise incurred any such material liability other than as described in Schedule 4.6
                                                                ------------
hereto. For purposes of this Section 4.6, "material" means liabilities exceeding U.S. $100,000 in the aggregate.

          4.7  Litigation.  Except as described in Schedule 4.7 hereto, the
               ----------                          ------------
Buyer is not (a) subject to any unsatisfied judgment, order, decree, stipulation or injunction, (b) a party (either as a plaintiff or defendant) to any pending complaint, action, suit, proceeding, hearing or investigation or (c), to the best of its knowledge, threatened to be made a party to any complaint, action, suit, proceeding, hearing or investigation, and there is no basis for any such complaint, action, suit, proceeding, hearing or investigation.

          4.8  Filing of Reports.  The Buyer has complied with all applicable
               -----------------
periodic reporting requirements under the United States Securities Exchange Act of 1934 (the "Exchange Act"). Neither the Form 10-KSB of the Buyer for the fiscal year ended December 31, 1996, nor the Form 10-QSB for the period ended March 31, 1997, contains any material misstatement of fact nor omits any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Since the date of the Buyer's most recent Form 10-KSB, 10-QSB or Form 8-K (whichever is later), no event has occurred which requires the Buyer to file a Form 8-K and the Buyer has no knowledge of any fact that has specific application to the Buyer (other than general economic or industry conditions) and that materially and adversely affects the assets or the business, prospects, financial condition or results of operations of the Buyer that has not been set forth in the Company's filings under the Exchange Act or in this Agreement.

          4.9  Disclosure.  The information concerning the Buyer set forth in
               ----------
this Agreement, any schedule hereto and any document, statement or certificate furnished to the Sellers by or on behalf of the Buyer or any of its Affiliates pursuant to this Agreement, does not contain any untrue statement of a material fact nor does it omit to state any material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not false or misleading.

     5    Access to Information; Public Announcements
          -------------------------------------------

          5.1  Access to Management, Properties and Records.   From the date of
               --------------------------------------------
this Agreement until the Closing Date, RM and the Company shall afford the officers, attorneys, accountants and other authorized representatives of the Buyer free and full access upon reasonable notice and during normal business hours to all management personnel, offices, properties, books and records of the Company and RM, so that the Buyer may have full opportunity to make such reasonable investigation as it shall desire to make of the management, business, properties and affairs of the Company, and the Buyer shall be permitted to make abstracts from, or copies of, all such books and records as it may reasonably request. RM and the Company shall furnish to the Buyer such financial and operating data and other information as to the business of the Company as the Buyer shall reasonably request.

          5.2  Confidentiality.
               ---------------

               (a) The Company and RM have furnished and will continue to furnish the Buyer with certain information. All such information furnished to the Buyer, its directors, officers, employees, agents or representatives, including, without limitation, attorneys, accountants, consultants, potential investors and financial advisors (collectively "representatives"), by the Company, the Sellers, or any of their respective representatives, and all analyses, compilations, data, studies or other documents prepared by the Buyer or their representatives containing or based in whole or in part on any such furnished information or reflecting the Buyer's review of the Company is hereinafter referred to as "Information."

               (b) The Buyer hereby agrees to use the Information solely in connection with the consummation of the transactions contemplated by this Agreement and to transmit the Information only to those representatives of the Buyer who need to know the Information and to treat such Information as confidential in accordance with the Confidentiality Agreement dated November 15, 1996 between RM and the Buyer (subject to the exclusions in such Confidentiality Agreement). If this Agreement is terminated, Buyer will return to the Sellers all of the Information other than Information which: (i) is or becomes generally available to the public through no fault of the Buyer; (ii) the Buyer can demonstrate was in the Buyer's possession prior to receipt from the Sellers or the Company; (iii) the Buyer can demonstrate has been independently developed by the Buyer; or (iv) the

Buyer can demonstrate was disclosed to the Buyer on a non-confidential basis by a source other than the Sellers or the Company or their respective employees or agents.

               (c) The Sellers acknowledge that, after the Closing, some of the Information will be Intangible Property which the Buyer and the Company may use as they see fit and disclose in accordance with the terms of this Agreement.

          5.3  Public Announcements.  The parties agree that prior to the
               --------------------
Closing Date any and all general public pronouncements or other general public communications concerning this Agreement and the purchase and sale of the Shares by the Buyer, and the timing, manner and content of such disclosures, shall be subject to the mutual agreement of RM and the Buyer.

     6    Pre-Closing Covenants of the Sellers and the Company
          ----------------------------------------------------

          From and after the date hereof and until the Closing Date, and assuming that for purposes of this Section 6 the term "the Company" shall include the Business for all periods prior to the contribution by RM of the Business to the Company:

          6.1  Conduct of Business.  RM shall cause the Company to carry on its
               -------------------
business diligently and substantially in the same manner as heretofore, except as agreed to in writing by the Buyer. All of the property of the Company shall be used, operated, repaired and maintained in a normal business manner consistent with past practice, and the Company shall maintain its goodwill and good relations with its suppliers, customers and employees.

          6.2  Absence of Material Changes.  Without the prior written consent
               ---------------------------
of the Buyer, the Company shall not take, and the Sellers shall not permit the Company to take, any action (or fail to take any action) within the Sellers' or the Company's control that would result in any of the representations and warranties set forth in Section 3 hereof to be untrue as at the Closing Date.

          6.3  Continuing Obligation to Inform.  Prior to the Closing, RM will
               -------------------------------
promptly deliver or cause to be promptly delivered to the Buyer supplemental information concerning events subsequent to the date hereof which would render any statement, representation or warranty in this Agreement or any information contained in any Schedule attached hereto inaccurate or incomplete in any material respect at any time after the date hereof until the Closing Date; provided, that none of such supplemental information shall constitute an
--------
amendment of any statement, representation or warranty in this Agreement or any Schedule, Exhibit or document furnished pursuant hereto.

          6.4  Exclusive Dealing.  Until such time, if any, as this Agreement is
               -----------------
terminated, neither the Sellers nor the Company will, directly or indirectly, through any officer, director, agent or otherwise, (a) solicit, initiate or encourage submission of proposals or offers from any person relating to an acquisition or purchase of all or a material portion of the assets of or an equity interest in the Company or any merger, consolidation or business combination with the Company, or (b) participate in any discussions or negotiations regarding, or furnish to any other person, any non-public information with respect to or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing. The Sellers and the Company agree to promptly notify the Buyer of any such proposal or offer, or any inquiry or contact with respect thereto received by the Company or the Sellers.

          6.5  Reports, Taxes.  The Company will duly and timely file all
               --------------
reports or returns required to be filed with governmental authorities and will promptly pay all taxes, assessments and governmental charges levied or assessed upon it or any of its properties (unless contesting such in good faith and adequate provision has been made therefor).

     7    Parties' Efforts to Obtain Satisfaction of Conditions
          -----------------------------------------------------

          The Sellers, the Company and the Buyer covenant and agree to use commercially reasonable efforts to obtain the satisfaction of the conditions specified in this Agreement.

     8    Conditions to Obligations of the Buyer
          --------------------------------------

          The obligations of the Buyer under this Agreement are subject to the fulfillment, at the Closing Date, of the following conditions precedent, each of which may be waived in writing in the sole discretion of the Buyer:

          8.1  Continued Truth of Representations and Warranties of the Sellers
               ----------------------------------------------------------------
and the Company;  Compliance with Covenants and Obligations.  The
-----------------------------------------------------------
representations and warranties of the Sellers shall be true on and as of the Closing Date as though such representations and warranties were made on and as of such date (even though they purport to have been given on a date prior to the Closing Date), except for any changes permitted by the terms hereof or consented to in writing by the Buyer. The Sellers and the Company shall have performed and complied with all terms, conditions, covenants, obligations, agreements and restrictions required by this Agreement to be performed or complied with by each of them prior to or at the Closing Date. The Closing Financial Statements shall not indicate that there has been any material adverse change in the financial condition of the Company from the information set forth in the Pro Forma Financial Statements.

          8.2  Governmental Approvals.  All governmental agencies, departments,
               ----------------------
bureaus, commissions and similar bodies, the consent, authorization or approval of which is necessary under any applicable law, rule, order or regulation for the consummation by the

Sellers or the Company of the transactions contemplated by this Agreement and the operation of the Business of the Company by the Buyer shall have consented to, authorized, permitted or approved such transactions, except where the absence of such consent, authorization or approval would not have a material adverse effect on the operation of the Business after the Closing.

          8.3  Consent of Lenders, Lessors and Other Third Parties.  The Sellers
               ---------------------------------------------------
and the Company shall have received all of the consents and approvals set forth on Schedule 8.3 hereto.
   ------------

          8.4  Adverse Proceedings.  No action or proceeding by or before any
               -------------------
court or other governmental body shall have been instituted or threatened which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which might affect the right of the Buyer to own the Shares or to own or operate the business of the Company after the Closing.

          8.5  Opinion of Counsel.  The Buyer shall have received an opinion of
               ------------------
Thierry Descollonges, General Counsel of RM, dated as of the Closing Date, in substantially the form attached hereto as Exhibit A, and as to such other
                                          ---------
matters as may be reasonably requested by the Buyer or its counsel.

          8.6  Financing.  The Buyer and/or its Affiliates shall have received
               ---------
an aggregate net amount of not less than $12,000,000 from (a) bank or other borrowings and/or (b) the sale of shares of Synbiotics Common Stock or other equity or debt securities in a private placement or public offering.

          8.7  Accounts Payable/Accounts Receivable.  On the Closing Date, the
               ------------------------------------
Company shall have no accounts payable or accounts receivable other than current accounts payable and current accounts receivable with RM and its Affiliates.

          8.8  AGEN Agreement.  The Collaboration Agreement dated as of July 7,
               --------------
1995, between RM and AGEN Biomedical Limited shall have been amended to provide that all rights of RM thereunder, other than the right to distribute FIV products in Japan, be transferred to the Company.

          8.9  Closing Deliveries.  The Buyer shall have received at or prior to
               ------------------
the Closing, such documents, instruments or certificates as the Buyer may reasonably request including, without limitation:

               (a) the share register and share transfer forms representing the Shares owned by each of the Sellers, duly executed by the appropriate Seller;

               (b) a certificate executed by the Company Secretary (or equivalent officer) of each of the Sellers and the Company, in each case certifying the adoption by such Seller or the Company of all corporate resolutions necessary to approve the execution and delivery of this Agreement and the other agreements contemplated by this Agreement to which such Seller or the Company is a party and attaching copies of all such resolutions;

               (c) a copy of the statuts of the Company, as in effect on the Closing Date;

               (d) a copy of a Supply Agreement between the Buyer and RM, substantially in the form initialed by the Buyer and RM (the "Supply Agreement"), under which RM and its Affiliates will supply certain goods to the Company, executed by the Buyer and RM;

               (e) a copy of a Services Agreement between the Buyer and RM, substantially in the form initialled by the Buyer and RM (the "Services Agreement"), under which RM and its Affiliates will provide certain services to the Company, executed by the Buyer and RM;

               (f) a copy of a Research and Development Agreement between the Buyer and RM, substantially in the form initialled by the Buyer and RM (the "R&D Agreement"), under which RM and the Buyer will grant to each other rights of first refusal over certain technologies, products or compounds currently under joint development by RM and the Company or that may be developed by the Company in the future based upon the Company's technology at the Closing, and RM will grant to Buyer a right of first refusal over certain technologies, products or compounds that may be developed by RM in the future, executed by RM;

               (g) a copy of a Trademark License Agreement between the Buyer and RM, substantially in the form initialled by the Buyer and RM (the "Trademark License Agreement"), under which RM will grant to Buyer and its Affiliates temporary rights to use the Rhone Merieux name and logo in connection with the sale of products of the Business, executed by RM;

               (h) copies of two Distributorship Agreements between the Buyer and RM, substantially in the forms initialled by the Buyer and RM (the "Distribution Agreements"), under which RM will continue to distribute certain products of the Company, executed by RM;

               (i) a copy of the Stock Restriction and Rights Agreement, executed by RM; and

               (j) copies of fully-paid, worldwide licenses from RM to the Company (the "Technology Licenses") granting to the Buyer and its Affiliates exclusive rights for use in the field of veterinary diagnostics of the patents and patent applications listed on Schedule 8.9(j) to this Agreement and all
                                  ---------------
other Intangible Property not owned by the Company, executed by RM (such Technology Licenses shall contain a right to sublicense the patented technology for use in the veterinary diagnostics business only with the consent of RM, which consent shall not be unreasonably withheld, conditioned or delayed);

               (k) all of the consents to the transaction listed on Schedule 8.3
                                                                    ------------
hereto, none of which consents shall contain any uncustomary condition that is unduly burdensome to the Buyer or the Company;

               (l) the original corporate minute books of the Company; and

               (m) a cross-receipt executed by the Sellers.

          8.10 U.S. Purchase Agreement.  The U.S. Purchase Agreement shall
               -----------------------
remain in full force and effect and all conditions to the obligations of the parties thereunder shall have been satisfied or waived.

     9    Conditions to Obligations of the Sellers
          ----------------------------------------

          The obligations of the Sellers under this Agreement are subject to the fulfillment, at the Closing Date, of the following conditions precedent, each of which may be waived in writing in the sole discretion of RM on behalf of the
Sellers:

          9.1  Continued Truth of  Representations and Warranties of the Buyer;
               ----------------------------------------------------------------
Compliance with Covenants and Obligations.  The representations and warranties
-----------------------------------------
of the Buyer in this Agreement shall be true on and as of the Closing Date as though such representations and warranties were made on and as of such date (even though they purport to have been given on a date prior to the Closing
Date), except for any changes consented to in writing by RM on behalf of the Sellers. The Buyer shall have performed and complied with all terms, conditions, covenants, obligations, agreements and restrictions required by this Agreement to be performed or complied with by it prior to or at the Closing Date. Buyer's Form 10-QSB for the first fiscal quarter of 1997 shall not indicate that there has been any material adverse change in the financial condition of the Buyer from the information set forth in Buyer's Form 10-KSB for fiscal year 1996.

          9.2  Corporate Proceedings.  All corporate and other proceedings
               ---------------------
required to be taken on the part of the Buyer to authorize or carry out this Agreement and the other agreements contemplated hereby shall have been taken.

          9.3  Governmental Approvals.  All governmental agencies, departments,
               ----------------------
bureaus, commissions and similar bodies, the consent, authorization or approval of which is necessary under any applicable law, rule, order or regulation for the consummation by the Buyer of the transactions contemplated by this Agreement shall have consented to, authorized, permitted or approved such transactions, except where the absence of such consent, authorization or approval would not have a material adverse effect on the operation of the Business after the Closing.

          9.4  Consents of Lenders, Lessors and Other Third Parties.  The Buyer
               ----------------------------------------------------
shall have received all of the consents and approvals set forth on Schedule 4.3
                                                                   ------------
hereto.

          9.5  Opinion of Counsel.  The Sellers shall have received an opinion
               ------------------
of Brobeck Hale and Dorr International, counsel to the Buyer, dated as of the Closing Date, in substantially the form attached hereto as Exhibit B, and as to
                                                           ---------
such other matters as may be reasonably requested by the Sellers or its counsel.

          9.6  Adverse Proceedings.  No action or proceeding by or before any
               -------------------
court or other governmental body shall have been instituted or threatened which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which might affect the right of the Sellers to transfer the Shares.

          9.7  Closing Deliveries.  The Sellers shall have received at or prior
               ------------------
to the Closing such documents, instruments or certificates as RM, on behalf of the Sellers, may reasonably request including, without limitation:

               (a) the cash portion of the Purchase Price, in accordance with
Section 1.3, evidenced by the receiving bank;

               (b) certificates representing the Buyer Shares, issued in the name of RM or its designee;

               (c) a certificate executed by the Secretary of the Buyer certifying the adoption by the Buyer of all corporate resolutions necessary to approve the execution and delivery of this Agreement and the other agreements contemplated by this Agreement to which the Buyer is a party and attaching copies of all such resolutions;

               (d) a copy of the Supply Agreement, executed by the Buyer;

               (e) a copy of the Services Agreement, executed by the Buyer;

               (f) a copy of the R&D Agreement, executed by the Buyer;

               (g) a copy of the Trademark License Agreement, executed by the Buyer;

               (h) copies of the Distribution Agreements, executed by the Buyer;

               (i) a copy of the Stock Restriction and Rights Agreement, executed by the Buyer; and

               (j) a cross-receipt executed by the Buyer.

     10   Indemnification
          ---------------

          10.1 By RM.  If the Closing occurs, RM hereby indemnifies and agrees
               -----
to hold harmless the Buyer from and against all claims, damages, losses, liabilities, costs and expenses (including, without limitation, settlement costs and any reasonable legal, accounting or other expenses for investigating or defending any actions or threatened actions) (collectively, the "Losses") in connection with each and all of the following:

               (a) any breach of any representation or warranty made by the Sellers in this Agreement or made in any statement, certificate or schedule furnished by the Sellers or the Company pursuant to this Agreement or in connection with the transactions contemplated by this Agreement;

               (b) any breach of any covenant, agreement or obligation of the Sellers or the Company contained in this Agreement;

               (c) any warranty claim, product liability claim or costs of a recall relating to (i) products manufactured or sold by the Company prior to the Closing Date or (ii) the Company's business or operation prior to the Closing Date; and

               (d) any tax or social security liabilities of the Company arising prior to Closing.

          10.2 By the Buyer.  If the Closing occurs, the Buyer hereby
               ------------
indemnifies and agrees to hold harmless RM from and against all Losses in connection with each and all of the following:

               (a) any breach of any representation or warranty made by the Buyer in this Agreement or made in any statement, certificate or schedule furnished by the Buyer pursuant to this Agreement or in connection with the transactions contemplated by this Agreement; and

               (b) any breach of any covenant, agreement or obligation of the Buyer contained in this Agreement.

          10.3 Claims for Indemnification.  Whenever any claim shall arise for
               --------------------------
indemnification under this Section 10, the Buyer or the Company or RM, as the case may be, seeking indemnification (the "Indemnified Party"), shall as promptly as practicable after the Indemnified Party becomes aware of the material facts that form the basis of such claim (and in any event within 5 business days after the Indemnified Party becomes aware of any tax claim or receives written notice that a legal claim has been filed, which tax claim or legal claim could give rise to indemnification hereunder) notify the party required to provide indemnification (the "Indemnifying Party") of the claim and, when known, the facts constituting the basis for such claim. In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent, which shall not be unreasonably withheld or delayed, of the Indemnifying Party; provided, however, that if suit shall have been
                        --------  -------
instituted against the Indemnified Party and the Indemnifying Party shall not have taken control of such suit after notification thereof as provided in Subsection 10.4 of this Agreement, the Indemnified Party shall have the right to settle or compromise such claim upon giving notice to the Indemnifying Party as provided in Subsection 10.4.

          10.4 Defense by the Indemnifying Party.  In connection with any claim
               ---------------------------------
which may give rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person other than the Indemnified Party, the Indemnifying Party, at the sole cost and expense of the Indemnifying Party, may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding. If the Indemnifying Party assumes the defense of any such claim or legal proceeding, the Indemnifying Party shall select counsel reasonably acceptable to the Indemnified Party to conduct the defense of such claims or legal proceedings and at the sole cost and expense of the Indemnifying Party shall take all steps necessary in the defense or settlement thereof. The Indemnifying Party shall not consent to a settlement of, or the entry of any judgment arising from, any such claim or legal proceeding, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense. If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom within 30 days after the date on which notice of such claim is received: (a) the Indemnified Party may, at the Indemnifying Party's sole expense (payable as incurred and on demand) defend against such claim or litigation as set forth in Section 10.3, after giving notice of the same to the Indemnifying Party, and (b) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense.

          10.5 Limitations on Liability.  The liability of RM for
               ------------------------
indemnification hereunder shall be limited to the sum of (a) $14,883,690, plus
(b) the amount of the Earn-Out Payment, if any, actually paid to the Sellers pursuant to Section 1.5 hereof, less (c) the Post-Closing Reduction, if any, actually paid to the Buyer in accordance with the U.S. Purchase Agreement (collectively, the "Indemnification Amount"); provided that the aggregate amount
                                              --------
for which RM shall be obligated to indemnify the Buyer hereunder, and for which RM Inc. shall be obligated to indemnify the Buyer under the U.S. Purchase Agreement, shall not exceed the Indemnification Amount. Notwithstanding the foregoing provisions, however, RM will have indemnification liability under this Agreement only if the aggregate amount of Losses suffered by the Buyer under this Agreement and under the U.S. Purchase Agreement exceeds an amount equal to $350,000 (the "Indemnity Threshold"); provided, (A) that after the aggregate
                                      --------
amount of Losses suffered by the Buyer exceeds the Indemnity Threshold, all Losses suffered by the Buyer (including those included in reaching the Indemnity Threshold) shall be subject to RM's indemnification obligations; and (B) that such Indemnity Threshold shall not apply to any Seller's breach of any of the representations and warranties set forth in Section 2. The liability of the Buyer to RM for indemnification shall be limited to the Indemnification Amount; provided that the aggregate amount for which the Buyer shall be obligated to
--------
indemnify RM hereunder, and for which the Buyer shall be obligated to indemnify RM Inc. under the U.S. Purchase Agreement, shall not exceed the Indemnification Amount. The indemnification obligations of the parties set forth in this
Article 10 shall be the exclusive remedy of the parties with respect to claims for a breach of representations or warranties hereunder or the failure to perform obligations required to be performed hereunder.

          10.6 Payment of Indemnification Obligation.  All indemnification
               -------------------------------------
payments by an Indemnifying Party hereunder shall be made within thirty (30) days after (a) such claim is accepted by the Indemnifying Party or (b) final judgment is rendered thereon by an arbitration tribunal or court of competent jurisdiction. The amount of any indemnification payment shall be net of all insurance proceeds received by the Indemnified Party with respect to the claim for which indemnification is being made. All indemnification payments shall be effected by payment of cash or delivery of a cashier's or certified check in the amount of the indemnification liability; provided, that if RM is the
                                         --------
Indemnifying Party, it may elect to pay up to 19.314% of the amount of any indemnification payment by delivering to the Indemnified Party a portion of the Buyer Shares then held by RM. Any such shares shall be valued at the higher of $5.00 per share or the average closing price of shares of the Buyer's Common Stock on the principal market where such shares are traded during the fifteen
(15) trading days immediately preceding the date on which such shares are delivered by RM to the Indemnified Party. Payment shall be made to the Indemnified Party making such claim, provided that, if the Buyer is the
                                     --------
Indemnified Party, it may elect to have payment made to the Company. The parties shall treat all indemnification payments as either a reimbursement to the party making the original payment or as a reduction in the Purchase Price paid by the Buyer, as appropriate to achieve the most beneficial tax and accounting treatment for both parties. In the event that treating the payment as either reimbursement or a reduction of the Purchase Price will have a positive tax and accounting effect for one of the parties and no negative tax or accounting effect for the other party, the payment shall be so treated. If one party will benefit from one form of treatment at the expense of the other, the parties shall treat the payment for tax and accounting purposes to minimize taxes and, subsidiarily, in a manner which favors the Indemnified Party.

          10.7 Survival of Representations and Warranties; Claims for
               ------------------------------------------------------
Indemnification.  All representations and warranties made by the Sellers and the
---------------
Buyer in this Agreement, or in any instrument or document furnished in connection with this Agreement or the transactions contemplated hereby, shall survive the Closing and any investigation at any time made by or on behalf of
the Sellers or the Buyer, as the case may be.   All such representations and
warranties shall expire on the second anniversary of the Closing Date, except with respect to claims, if any, (a) asserted in writing prior to such second anniversary identified as a claim for indemnification pursuant to this Section 10 or (b) which are based upon the representations and warranties of RM related to taxes and social security payments of the Company and environmental matters, which shall survive until the applicable statute of limitations has expired.

     11   Post-Closing Agreements
          -----------------------

          11.1 Proprietary Information.
               -----------------------

               RM agrees that from and after the Closing Date:

               (a) RM and each of its Affiliates (including persons who become Affiliates of RM subsequent to the Closing) shall hold in confidence and shall use their best efforts to have all officers, directors and personnel who continue after the Closing to be employed by RM or any Affiliate thereof to hold in confidence all knowledge and information of a secret or confidential nature with respect to the business of the Company and not to disclose, publish or make use of the same without the consent of the Buyer, which shall not be unreasonably withheld, except to the extent that such information shall have become public knowledge other than by breach of this Agreement by the Sellers.

               (b) If (i) the employment of an officer, director or other employee of RM or any Affiliate thereof, to whom secret or confidential knowledge or information concerning the business of the Company has been disclosed, is terminated and (ii) such individual is subject to an obligation to maintain such knowledge or information in confidence after such termination, RM shall, upon request by the Buyer, take all reasonable steps at its expense to enforce such confidentiality obligation in the event of an actual or threatened breach thereof.

          11.2 No Solicitation or Hiring of Former Employees.
               ---------------------------------------------

               (a) RM (on its own behalf and on behalf of its Affiliates) agrees that for a period of three (3) years after the Closing Date, neither RM nor any of its Affiliates shall (i) solicit any person who was an employee of the Company on the Closing Date to terminate his employment with the Company or the Buyer or to become an employee of RM or such Affiliate, or (ii) without the consent of Buyer (which shall not be unreasonably withheld) hire any person who was such an employee on the Closing Date unless such person shall have been terminated by the Company after the Closing Date.

               (b) The Buyer (on its own behalf and on behalf of its Affiliates) agrees that for a period of three (3) years after the Closing Date, neither the Buyer, the Company nor any of their respective Affiliates shall (i) solicit any person who was an employee of RM or its Affiliates (other than the Company) on the Closing Date to terminate his employment with RM or such Affiliate or to become an employee of the Buyer, the Company or any of their respective Affiliates, or (ii) without the consent of RM (which shall not be unreasonably withheld) hire any person who was such an employee on the Closing Date unless such person shall have been terminated by RM or its Affiliate, as the case may be, after the Closing Date.

          11.3 Non-Competition Agreements.
               --------------------------

               (a) For a period of five (5) years after the Closing Date, neither RM nor any of its Affiliates (excluding, for purposes of this Section
11.3 only, Merck & Company, Rhone-Poulenc S.A. and their respective subsidiaries other than (i) Merial Limited, (ii) the Sellers and (iii) their respective subsidiaries) shall, except as an officer or employee of the Company: (i) develop, manufacture, market or sell any product which competes with any existing or proposed product manufactured by the Company, or proposed to be manufactured by the Company, as of the Closing Date, or (ii) engage in any business competitive with the immunological veterinary diagnostics business of the Company as conducted on the Closing Date, in the United States, France or any other country in which the Company (or RM) conducted the Business during the two years prior to the Closing Date.

               (b) For a period of five (5) years after the Closing Date, unless RM shall otherwise consent in writing (which consent shall not be unreasonably withheld), neither the Buyer nor any of its Affiliates shall use the Intangible Property owned by the Company as at the Closing to develop, manufacture, market or sell any vaccine, or grant any license or sub-license of any such Intangible Property to any person except upon terms which prohibits such person fro m using such Intangible Property during such 5-year period to develop, manufacture, market or sell any vaccine.

               (c) The parties hereto agree that the duration and geographic scope of the non-competition provision set forth in this Subsection 11.3 are reasonable. In the event that any court of competent jurisdiction determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the parties hereto agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The parties intend that this non-competition provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of France and each other country outside the United States of America where this provision is intended to be effective. The parties agree that damages are an inadequate remedy for any breach of this provision and that the Buyer or RM, as the case may be, shall, whether or not it is pursuing any potential remedies at law, be entitled to equitable relief in the form of preliminary and permanent injunctions without bond or other security upon any actual or threatened breach of this non-competition provision.

          11.4 Product Recalls.  RM agrees to bear all costs and legal
               ---------------
responsibility related to any recall of products of the Business manufactured and/or sold by RM or the Company prior to the Closing. Any such product recall shall be made only (a) if mandated by governmental authorities of competent jurisdiction, (b) if initiated at the request of RM or (c) if initiated by the Company and the Buyer, after consultation with RM, if the Company or the Buyer determines in good faith that such product recall is necessary to protect the health of the users or subjects of such products or to protect the business of the Company or the Buyer.

          11.5 Change of Name.  The Buyer agrees to cause the name of the
               --------------
Company to be changed prior to December 31, 1997 to Synbiotics Europe S.A.S. (or a similar name not including the phrases "RM" or "Rhone Merieux") as promptly after the Closing as practicable.

          11.6 Access to Information.  For a period of three years from the
               ---------------------
Closing, RM agrees to cooperate fully with the Buyer and the Company from and after the Closing in the event that the Buyer or the Company is required to perform an audit of any of the Financial Statements to comply with applicable tax or securities laws. RM shall give to Buyer's auditors reasonable access to the books and records of RM in order to facilitate their review and audit of the Financial Statements.

          11.7 VAT Payable.  Within five (5) days after it has received the
               -----------
same, the Company shall reimburse to RM the Value Added Tax (VAT) received from the French tax authorities with respect to the inventory purchased by the Company from RM at the time of the Company's formation.

     12  Termination of Agreement; Option to Proceed; Damages.  This Agreement
         ----------------------------------------------------
shall terminate at 12:00 noon California time, on July 31, 1997, if the Closing has not been consummated, unless such date is extended by the written consent of all parties hereto; provided, that, if on the Closing Date, one or more of the
                    --------
conditions to Closing set forth in Article 8 or Article 9 shall not have been satisfied, but the party having the obligation to obtain satisfaction of such condition certifies in writing to the other party that it believes that such condition will be satisfied within 30 days, such obligated party may elect, by written notice to the other party, to extend the Closing Date for a period not to exceed 30 days, and thereafter the parties shall use their respective best efforts to satisfy all conditions to Closing during the period of such extension.

     13   Dispute Resolution
          ------------------

          13.1 General.  In the event that any dispute should arise between the
               -------
parties hereto with respect to any matter covered by this Agreement, the parties hereto shall resolve such dispute in accordance with the procedures set forth in this Section 13.

          13.2 Consent of the Parties.  In the event of any dispute between the
               ----------------------
parties with respect to any matter covered by this Agreement, the parties shall first use their best efforts to resolve such dispute among themselves. If the parties are unable to resolve the dispute the dispute will be submitted to arbitration in accordance with Subsection 13.3 hereof.

          13.3 Arbitration.  Any dispute arising in connection with the present
               -----------
Agreement that cannot be settled between the parties in accordance with Section
13.2 shall be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules. The arbitration shall take place in Geneva, Switzerland, and shall be conducted in the English language.

     14   Brokers
          -------

          14.1 For the Sellers.  Each of the Sellers represents and warrants
               ---------------
that no person, firm or corporation has acted in the capacity of broker or finder on its behalf to bring about the negotiation of this Agreement. The Sellers jointly and severally agree to indemnify and hold harmless the Buyer against any claims or liabilities asserted against them by any person acting or claiming to act as a broker or finder on behalf of the Sellers.

          14.2 For the Buyer.  The Buyer agrees to pay all fees, expenses and
               -------------
compensation owed to Van Kasper & Co., who have acted in the capacity of advisor to the Buyer. The Buyer agrees to indemnify and hold harmless the Sellers against any claims or liabilities asserted against them by any person acting or claiming to act as a broker or finder on behalf of the Buyer.

     15  Notices
         -------

         Any notices or other communications required or permitted hereunder shall be sufficiently given if delivered personally or sent by confirmed telecopier or international courier, addressed as follows or to such other address of which the parties may have given notice:

         To the Buyer:

         Synbiotics Corporation
         11011 Via Frontera
         San Diego,  CA 92127
         U.S.A.
         Attention:  President
         (fax: (1) 619-451-5719)

         With a copy to:

         Brobeck Hale and Dorr
         Hasilwood House
         60 Bishopsgate
         London  EC2N 4AJ
         ENGLAND
         Attention: David M. Ayres
         (fax: (44) 171-638-5888)

         To the Sellers:

         Rhone Merieux S.A.
         29, avenue Tony Garnier
         69348 - Lyon CEDEX 07
         FRANCE
         Attention:  Mr. B. Adelus
         (fax: (33) 472-72-32-06)

         With copies to:

         Jurifib S.A.
         69480 Lachassagne
         BP 65
         FRANCE
         Attention:  Maitre B. Jacquet
         (fax: (33) 4-7460-2516)

         and

         Shearman & Sterling
         114, avenue des Champs-Elysees
         75008 Paris
         FRANCE
         Attention: Bruno Ranger
         (fax: (33) 1-5389-7070)

Unless otherwise specified herein, such notices or other communications shall be deemed received (a) on the date delivered, if delivered personally, or (b) two business days after being sent, if sent by confirmed telecopy or international courier.

     16   Successors and Assigns
          ----------------------

          This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Buyer, on the one hand, and the Sellers and the Company, on the other hand, may not assign their respective obligations hereunder without the prior written consent of the other party; provided, however, that the Buyer may assign this
                            --------  -------
Agreement, and its rights and obligations hereunder, to one or more subsidiaries or Affiliates of the Buyer or, after the Closing Date, to any person which acquires the Buyer or substantially all of the Buyer's assets. Any assignment in contravention of this provision shall be void. No assignment shall release the Buyer, the Sellers or the Company from any obligation or liability under this Agreement.

     17   Entire Agreement; Amendments; Attachments
          -----------------------------------------

          (a) This Agreement, the Disclosure Schedule, all other Schedules and Exhibits hereto, and all agreements and instruments to be delivered by the parties pursuant hereto represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between such parties other than the Confidentiality Agreement referenced in Section 5.2(b) above. The Buyer and RM (which shall have the authority to bind both of the Sellers and the Company for purposes of this
Section 17) may amend or modify this Agreement, in such manner as may be agreed upon, only by a written instrument executed by the Buyer and RM.

          (b) If the provisions of the Disclosure Schedule or any Schedule or Exhibit to this Agreement are inconsistent with the provisions of this Agreement, the provisions of the Agreement shall prevail. The Disclosure Schedule and other Schedules and Exhibits attached hereto or to be attached hereto are hereby incorporated as integral parts of this Agreement.

     18   Severability
          ------------

          Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

     19   Investigation
          -------------

          All representations and warranties contained herein which are made to the best knowledge of a party shall require that such party make reasonable investigation and inquiry with respect thereto to ascertain the correctness and validity thereof.

     20   Expenses
          --------

          Except as otherwise expressly provided herein, the Buyer, on the one hand, and the Sellers, on the other hand, will pay all fees and expenses (including, without limitation, legal and accounting fees and expenses) incurred by them in connection with the transactions contemplated hereby. In no event will any of the fees or expenses incurred in connection with this transaction by the Company or the Sellers, including, without limitation, the fees and expenses of counsel to the Company and the Sellers, be billed to or paid by the Company.

     21   Governing Law
          -------------

          This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, United States of America.

     22   Section Headings
          ----------------

          The section headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

     23   Counterparts
          ------------

          This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.

     IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of and on the date first above written.

                                   BUYER:

                                   SYNBIOTICS  CORPORATION

                                   By:  /s/ Kenneth M. Cohen
                                       ----------------------------------
                                        Name: Kenneth M. Cohen, President
                                          and Chief Executive Officer


                                   COMPANY:

                                   R.M.- DIAGNOSTICS S.A.S.

                                   By:  /s/ Louis Champel
                                       ----------------------------------
                                        Name:  Louis Champel
                                        Title: President

                                   SELLERS:

                                   RHONE MERIEUX S.A.

                                   By:  /s/ Louis Champel
                                       -------------------------------
                                       Name:  Louis Champel
                                       Title: President


                                   INSTITUT DE SELECTION
                                     ANIMALE S.A.

                                   By:  /s/ Louis Champel
                                       -------------------------------
                                       Name:  Louis Champel
                                       Title: President